Exhibit 3.1

                     CERTIFICATE OF AMENDMENT
                                OF
                   CERTIFICATE OF INCORPORATION
                                OF
                  SUPERIOR ENERGY SERVICES, INC.

     Superior  Energy  Services, Inc., a corporation organized and existing
under  the  General  Corporation   Law   of  the  State  of  Delaware  (the
"Corporation"),

     DOES HEREBY CERTIFY THAT:

     FIRST: The Board of Directors of the Corporation, by unanimous written consent dated June 30, 1999, did duly adopt resolutions setting forth proposed amendments to the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and directing that the proposed amendments be submitted to a vote of the Corporation's stockholders.

     SECOND: On July 15, 1999, at a meeting called and held in accordance with Section 222 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation by a majority of the outstanding shares of stock entitled to vote thereon voted for proposals amending the first sentence of paragraph FOURTH of the Certificate of Incorporation and adding a new paragraph TWELFTH to the Certificate of Incorporation so that as amended the first sentence of paragraph FOURTH and the new paragraph TWELFTH shall be and read as follows:

          FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is One Hundred Thirty Million (130,000,000) shares, of which One Hundred Twenty-Five Million (125,000,000) shares shall be designated Common Stock, par value $.001 per share, and Five Million (5,000,000) shares shall be designated Preferred Stock, par value $.01 per share.

          TWELFTH: A. PURPOSE. The provisions of this Article TWELFTH are intended to assure that the Corporation remains in continuous compliance with the citizenship requirements of the Merchant Marine Act, 1920, as amended, the Merchant Marine Act, 1936, as amended, the Shipping Act, 1916, as amended, and the regulations promulgated thereunder, as such laws and regulations are amended from time to time (collectively, the "Maritime Laws"). It is the policy of the Corporation that Non-Citizens should not Beneficially Own, individually or in the aggregate, any shares of the Corporation's Capital Stock in excess of the Permitted Amount. If the Board of Directors of the Corporation should conclude in its sole discretion at any time that Non-Citizens have become, or are about to become, the Beneficial Owners, individually or in the aggregate, of shares of Capital Stock in excess of the Permitted Amount, the Board of Directors may by resolution duly adopted declare that any or all of the provisions of subparagraphs C, D and E of this Article TWELFTH shall apply. Certificates representing shares of the Capital Stock of the Corporation shall bear a legend concerning the restrictions on ownership by Non-Citizens contained in this Article TWELFTH.

          B. DEFINITIONS. For purposes of this Article TWELFTH, the following terms shall have the meanings specified below:

               1. A Person shall be deemed to be the "Beneficial Owner" of, or to "Beneficially Own," shares of Capital Stock to the extent such Person would be deemed to be the beneficial owner thereof pursuant to Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as such rule may be amended from time to time.

               2. "Capital Stock" shall mean any class or series of capital stock of the Corporation other than any class or series of capital stock of the Corporation that is permitted by the Maritime Administration of the United States Department of Transportation ("MARAD") to be excluded from the determination of whether the Corporation is in compliance with the citizenship requirements of the Maritime Laws.

               3.   "Citizen" shall mean:

                    (a) any individual who is a citizen of the United States, by birth, naturalization or as otherwise authorized by law;

                    (b) any corporation (i) that is organized under the laws of the United States or of a state, territory, district or possession thereof, (ii) not less than 75% of the capital stock of which is Beneficially Owned by Persons who are Citizens,
     (iii) whose president or chief executive officer, chairman of the board of directors and all officers authorized to act in the absence or disability of such Persons are Citizens and (iv) of which more than 50% of the number of its directors necessary to constitute a quorum are Citizens;

                    (c) any partnership (i) that is organized under the laws of the United States or of a state, territory, district or possession thereof, (ii) all general partners of which are Citizens and (iii) not less than a 75% interest in which is Beneficially Owned by Persons who are Citizens;

                    (d) any association or limited  liability  company
     (i) that is organized under the laws of the United States or of a state, territory, district or possession thereof, (ii) whose president or chief executive officer (or the Person serving in an equivalent position), chairman of the board of directors (or equivalent position) and all Persons authorized to act in the absence or disability of such Persons are Citizens, (iii) not less than a 75% interest in which or 75% of the voting power of which is Beneficially Owned by Citizens and (iv) of which more than 50% of the number of its directors (or the Persons serving in equivalent positions) necessary to constitute a quorum are Citizens;

                    (e) any joint venture (if not an association, corporation or partnership) (i) that is organized under the laws of the United States or of a state, territory, district or possession thereof and (ii) all co-venturers of which are Citizens; and

                    (f) any trust (i) that is domiciled in and existing under the laws of the United States or of a state, territory, district or possession thereof, (ii) the trustee of which is a Citizen and (iii) of which not less than a 75% of the beneficial interests in both income and principal are held for the benefit of Citizens.

               4. "Non-Citizen" shall mean any Person other than a Citizen.

               5. "Permitted Amount" shall mean shares of Capital Stock that, individually or in the aggregate (a) have Voting
     Power not in excess of 23% of Total Voting Power or (b) constitute not more than 23% of the total number of the issued and outstanding shares of Capital Stock; provided that, if the Maritime Laws are amended to change the amount of Capital Stock that a Non-Citizen may own or have the power to vote, then the Permitted Amount shall be changed to a percentage that is two percentage points less than the percentage that would cause the Corporation to be no longer qualified under the Maritime Laws, after giving effect to such amendment, as a Citizen qualified to
     (i) engage in coastwise trade, (ii) participate in MARAD's Title XI or comparable financing programs, or (iii) participate in operating differential subsidies or similar programs.

               6. "Person" shall mean an individual, partnership, corporation, limited liability company, trust, joint venture or other entity.

               7. "Total Voting Power" shall mean the total number of votes that may be cast by all outstanding shares of Capital Stock having Voting Power.

               8. "Voting Power" shall mean the power to vote with respect to the election of the Corporation's directors.

          C.   RESTRICTIONS ON TRANSFER.

               1. Any transfer, or attempted or purported transfer, of any shares of the Capital Stock of the Corporation or any interest therein or right thereof, that would result in the Beneficial Ownership by Non-Citizens, individually or in the aggregate, of shares of Capital Stock in excess of the Permitted Amount will, until such excess no longer exists, be void and ineffective as against the Corporation and the Corporation will not recognize, with respect to those shares that caused the Permitted Amount to be exceeded, the purported transferee as a stockholder of the Corporation for any purpose other than the transfer by the purported transferee of such excess to a person who is not a Non-Citizen or to the extent necessary to effect any other remedy available to the Corporation under this Article TWELFTH.

               2. The Board of Directors is hereby authorized to effect any and all measures necessary or desirable (consistent with applicable law and the provisions of this Certificate of Incorporation) to fulfill the purpose and implement the provisions of this Article TWELFTH, including without limitation, obtaining, as a condition to recording the transfer of shares on the stock records of the Corporation, affidavits or other proof as to the citizenship of existing or prospective stockholders on whose behalf shares of the Capital Stock of the Corporation or any interest therein or right thereof are or are to be held, or establishing and maintaining a dual stock certificate system under which different forms of stock certificates representing outstanding shares of the Capital Stock of the Corporation are issued to Citizens or Non-Citizens.

          D. SUSPENSION OF VOTING, DIVIDEND AND DISTRIBUTION RIGHTS WITH RESPECT TO EXCESS SHARES. If any shares of Capital Stock in excess of the Permitted Amount are Beneficially Owned by Non-Citizens, individually or in the aggregate, any such excess shares determined in accordance with this subparagraph D (the "Excess Shares"), shall, until such excess no longer exists, not be entitled to (1) receive any dividends or distributions of assets declared payable or paid to the holders of the Capital Stock of the Corporation during such period or (2) vote with respect to any matter submitted to a vote of the stockholders of the Corporation, and such Excess Shares shall not be deemed to be outstanding for purposes of determining the vote required on any matter properly submitted to a vote of the stockholders of the Corporation. At such time as the Permitted Amount is no longer exceeded, full voting rights shall be restored to any shares previously deemed to be Excess Shares, and any dividends or distributions with respect thereto that have been withheld shall be due and paid to the holders of such shares. If the number of shares of Capital Stock Beneficially Owned by Non-Citizens is in excess of the Permitted Amount, the shares deemed to be Excess Shares for purposes of this Article TWELFTH will be those shares Beneficially Owned by Non-Citizens that the Board of Directors determines became so Beneficially Owned most recently, and such determination shall be conclusive.

          E. REDEMPTION OF EXCESS SHARES. The Corporation shall have the power, but not the obligation, to redeem Excess Shares subject to the following terms and conditions:

               1. The per share redemption price (the "Redemption Price") to be paid for the Excess Shares to be redeemed shall be the sum of (a) the average closing sales price of the Capital Stock and (b) any dividend or distribution declared with respect to such shares prior to the date such shares are called for redemption hereunder but which has been withheld by the Corporation pursuant to subparagraph D. As used herein, the term "average closing sales price" shall mean the average of the closing sales prices of the Capital Stock as quoted on the Nasdaq National Market during the 10 trading days immediately prior to the date the notice of redemption is given, or if not so quoted, on the New York Stock Exchange, or on any other national securities exchange selected by the Corporation on which such Capital Stock is listed, or if not so quoted or listed on any national securities exchange, the mean between the representative bid and ask prices as quoted by Nasdaq or another generally recognized reporting system, on each of such 10 trading days, and if not so quoted, as may be determined in good faith by the Board of Directors.

               2. The Redemption Price may be paid in cash or by delivery of a promissory note of the Corporation, at the election of the Corporation. Any such promissory note shall have a maturity of not more than 10 years from the date of issuance and shall bear interest at the rate equal to the then current coupon rate of a 10-year Treasury note as such rate is published in THE WALL STREET JOURNAL or comparable publication.

               3. A notice of redemption shall be given by first class mail, postage prepaid, mailed not less than 10 days prior to the redemption date to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock records of the Corporation. Each such notice shall state
     (a) the redemption date, (b) the number of shares of Capital Stock to be redeemed from such holder, (c) the Redemption Price, and the manner of payment thereof, (d) the place where certificates for such shares are to be surrendered for payment of the Redemption Price, and (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

               4. From and after the redemption date, dividends on the shares of Capital Stock called for redemption shall cease to accrue and such shares shall no longer be deemed to be outstanding and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Redemption Price) shall cease. Upon surrender of the certificates for any shares so redeemed in accordance with the requirements of the notice of redemption (properly endorsed or assigned for transfer if the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price. In case fewer than all shares represented by any such certificate are redeemed, a new certificate shall be issued representing the shares not redeemed without cost to the holder thereof.

               5. Such other terms and conditions as the Board of Directors may reasonably determine.

     THIRD:    Said  amendment  was duly adopted  in  accordance  with  the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Superior Energy Services, Inc. has caused this Certificate of Amendment to be executed in its corporate name by its President and attested by its Secretary both thereto duly authorized this 15th day of July, 1999.

                                   SUPERIOR ENERGY SERVICES, INC.


                                   By:  /S./ TERENCE E. HALL
                                             Terence E. Hall
                                                President
Attest:

/S/ CAROLYN PLAISANCE

Carolyn Plaisance,
Secretary